ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Elizabeth Barker
Scott Francis (918) 251-9121	(212) 896-1203
ebarker@kcsa.com

ADDvantage Technologies Announces Financial Results
for the Fiscal Fourth Quarter of 2017
- - -

BROKEN ARROW, Oklahoma, December 14, 2017 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced its financial results for the fourth quarter and fiscal year ended September 30, 2017. The twelve month period includes the financial results for the Company’s asset acquisition of Triton Miami, Inc. (“Triton Datacom”) from October 14, 2016 to September 30, 2017.

“We reported strong top line revenue growth in both the fourth quarter and full fiscal year, driven by the acquisition of Triton Datacom’s assets which expanded our Telco offering into the desktop phone segment and broadened our customer reach,” commented David Humphrey, President and CEO of ADDvantage Technologies. “We see significant room for further growth in our Telco segment, specifically at Nave Communications, which reported a disappointing sales performance in fiscal 2017. We have identified the challenges faced by Nave and are directing resources into improving its sales infrastructure to allow it to expand both its end-user and reseller customer base in order to increase sales. This strategy is well underway, driven by our new VP of Sales. We remain confident that Nave has a fundamentally sound business model and look forward to seeing the impact of our strategy as it takes hold over the next few quarters.

“Sales from the Cable TV segment were down in the fourth quarter of fiscal 2017, reflecting fluctuations in demand that are typical for the industry. However, the Cable TV segment’s overall performance throughout fiscal 2017 still generated consistent, positive earnings and remained flat relative to fiscal year 2016 results. While we are pleased with the consistent positive cash flows that the Cable TV segment generates, we are proactively working to continually improve operational efficiencies and to maximize the profitability of this business,” continued Mr. Humphrey.

“Looking ahead, we have implemented a plan focused on improving results in the Telco segment and continue to implement our strategy to grow the value of our business. We anticipate that Nave’s sales initiatives will serve to expand its customer base which, combined with Triton’s diversified offering and strong sales capabilities, will enable us to achieve stronger revenue growth as we progress through fiscal 2018.  In addition, although we believe that the Cable TV segment revenues will be down again next quarter, we are working on consolidating some of our facilities in order to efficiently manage costs and support margins,” concluded Mr. Humphrey.

Results for the three months ended September 30, 2017

Consolidated sales increased 26% before the impact of intercompany sales to $12.3 million for the three months ended September 30, 2017 compared with $9.8 million for the three months ended September 30, 2016. The increase in sales was due to an increase in the Telco segment of $3.4 million, partially offset by a decrease in the Cable TV segment of $0.8 million. The decrease in Cable TV sales was due to a decrease in new equipment sales, repairs sales and refurbished equipment sales of $0.4 million, $0.2 million and $0.2 respectively. The increase in Telco used equipment sales was due to Triton Datacom, which offset the continued lower sales from the remaining portion of this segment. The Company is continuing to address the lower sales in the Telco segment by restructuring and expanding its sales force, targeting a broader end-

user customer base, increasing sales to the reseller market and expanding the capacity of the recycling program.

Consolidated operating, selling, general and administrative expenses increased $0.5 million, or 17%, to $3.6 million for the three months ended September 30, 2017 from $3.1 million for the same period last year.  This increase in expenses was due to the Telco segment of $0.7 million, while the Cable TV segment decreased by $0.2 million.  The increase for the Telco segment was due primarily to operating expenses of $0.8 million from Triton Datacom and Triton Datacom earn-out expenses of $50 thousand.

Net loss for the three months ended September 30, 2017, was $0.3 million, or $0.03 per diluted share, compared with a net loss of $0.2 million, or $0.02 per diluted share, for the same period of 2016.

Consolidated Adjusted EBITDA for the three months ended September 30, 2017 was $0.1 million compared with a loss of $0.2 million for the same period ended September 30, 2016.

Results for the fiscal year ended September 30, 2017

Consolidated sales increased 26% before the impact of intercompany sales to $48.7 million for the fiscal year ended September 30, 2017 from $38.7 million for the fiscal year ended September 30, 2016.  The increase in sales was due to an increase in the Telco segment of $10.2 million, partially offset by a decrease in the Cable TV segment of $0.2 million. The increase in Telco equipment sales was primarily due to Triton Datacom on October 14, 2016, which offset the continued lower sales from the remaining portion of this segment.  The decrease in sales for the Cable TV segment was due to a decrease in refurbished equipment revenue of $1.1 million, partially offset by an increase in new equipment sales and repair sales of $0.1 million and $0.8 million, respectively.

Consolidated operating, selling, general and administrative expenses increased 21% to $14.7 million for the fiscal year ended September 30, 2017 from $12.1 million for the same period last year.  This increase was primarily due to increased expenses of the Telco segment of $3.0 million, partially offset by a decrease in Cable TV segment expenses of $0.4 million.

Net loss for the fiscal year ended September 30, 2017 was $0.1 million, or $0.01 per diluted share, compared with a profit of $0.3 million, or $0.03 per diluted share, for the fiscal year ended September 30, 2016.

Consolidated Adjusted EBITDA for the fiscal year ended September 30, 2017 was $1.9 million compared with $1.6 million for the fiscal year ended September 30, 2016.

Cash and cash equivalents were $4.0 million as of September 30, 2017, compared with $4.5 million as of September 30, 2016.  The Company generated $2.9 million of cash from operations for the fiscal year ended September 30, 2017.  As of September 30, 2017, the Company had inventory of $22.3 million compared with $21.5 million as of September 30, 2016.

The Company was not in compliance with one of its financial covenants at September 30, 2017.  The Company notified its primary financial lender of the covenant violation, and on December 1, 2017, the primary financial lender granted a waiver of the covenant violation.  Subsequent to September 30, 2017, the Company elected to extinguish one of its term loans in December 2017 by paying the term loan’s outstanding balance of $2.5 million as part of the Company’s overall plan to become compliant with its financial covenants.  As a result, the Company believes it will be in compliance with its financial covenants at December 31, 2017.

Earnings Conference Call

The Company will host a conference call on Thursday, December 14th, at 12:00 p.m. Eastern Time featuring remarks by David Humphrey, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, Scott Francis, Chief Financial Officer, and Don Kinison, Vice President of Sales.

The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 800-281-7973 (domestic) or 323-794-2093 (international). All dial-in participants must use the following code to access the call: 5305971. Please call at least five minutes before the scheduled start time.

For interested individuals unable to join the conference call, a replay of the call will be available through December 28, 2017 at 844-512-2921 (domestic) or 412-317-6671 (international). Participants must use the following code to access the replay of the call: 5305971.  An online archive of the webcast will be available on the Company's website for 30 days following the call.

About ADDvantage Technologies Group, Inc.

ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Tennessee, Tulsat-Texas, NCS Industries, ComTech Services, Nave Communications and Triton Datacom. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.

Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental, non-GAAP financial measure.  EBITDA is defined as earnings before interest expense, income taxes, depreciation and amortization.  Adjusted EBITDA as presented excludes other income, interest income and income from equity method investment.  Management believes providing Adjusted EBITDA in this release is useful to investors’ understanding and assessment of the Company’s ongoing continuing operations and prospects for the future and it is a used by the financial community to evaluate the market value of companies considered to be in similar businesses.  Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance.  Adjusted EBITDA, as calculated in the table below, may not be comparable to similarly titled measures employed by other companies.  In addition, Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs.

(Tables follow)

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2017	2016	2017	2016
Sales	12,333,174	9,766,167	48,713,746	38,663,264
Cost of sales	9,066,590	7,141,427	33,903,153	26,222,381
Gross profit	3,266,584	2,624,740	14,810,593	12,440,883
Operating, selling, general and administrative expenses	3,633,711	3,109,706	14,664,987	12,097,022
Income (loss) from operations	(367,127)	(484,966)	145,606	343,861
Other income (expense):
Other income	–	279,565	–	459,636
Interest income	–	59,564	–	90,686
Loss from equity method investee	–	(107,975)	–	(184,996)
Interest expense	(109,958)	(51,735)	(389,722)	(236,024)
Total other income (expense), net	(109,958)	179,419	(389,722)	129,302

Income (loss) before income taxes	(477,085)	(305,547)	(244,116)	473,163
Provision (benefit) for income taxes	(218,000)	(114,000)	(146,000)	179,000

Net income (loss)	$(259,085)	$(191,547)	$(98,116)	$294,163

Earnings (loss) per share:
Basic	$(0.03)	$(0.02)	$(0.01)	$0.03
Diluted	$(0.03)	$(0.02)	$(0.01)	$0.03
Shares used in per share calculation:
Basic	10,225,995	10,134,235	10,201,825	10,107,483
Diluted	10,225,995	10,136,986	10,201,825	10,111,545

	Three Months Ended September 30, 2017			Three Months Ended September 30, 2016
	Cable TV	Telco	Total	Cable TV	Telco	Total

Operating income (loss)	$248,471	$(615,598)	$(367,127)	$496,905	$(981,871)	$(484,966)
Depreciation	78,318	39,843	118,161	84,659	24,889	109,548
Amortization	−	313,311	313,311	−	206,451	206,451
Adjusted EBITDA	$326,789	$(262,444)	$64,345	$581,564	$(750,531)	$(168,967)

	Year Ended September 30, 2017			Year Ended September 30, 2016
	Cable TV	Telco	Total	Cable TV	Telco	Total

Operating income (loss)	$1,834,484	$(1,688,878)	$145,606	$1,478,676	$(1,134,815)	$343,861
Depreciation	303,571	143,263	446,834	322,076	99,874	421,950
Amortization	−	1,267,182	1,267,182	−	825,804	825,804
Adjusted EBITDA (a)	$2,138,055	$(278,433)	$1,859,622	$1,800,752	$(209,137)	$1,591,615

(a)	The Telco segment includes earn-out expenses of $0.2 million for each of the years ended September 30, 2017 and 2016, related to the acquisition of Triton Miami and Nave Communications.

ADDVANTAGE TECHNOLOGIES GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)

	September 30,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$3,972,723	$4,508,126
Accounts receivable, net of allowance for doubtful accounts of $150,000 and $250,000, respectively	5,567,005	4,278,855
Income tax receivable	247,186	464,837
Inventories, net of allowance for excess and obsolete
inventory of $2,939,289 and $2,570,868, respectively	22,333,820	21,524,919
Prepaid expenses	298,152	323,289
Total current assets	32,418,886	31,100,026

Property and equipment, at cost:
Land and buildings	7,218,678	7,218,678
Machinery and equipment	3,995,668	3,833,230
Leasehold improvements	202,017	151,957
Total property and equipment, at cost	11,416,363	11,203,865
Less: Accumulated depreciation	(5,395,791)	(4,993,102)
Net property and equipment	6,020,572	6,210,763

Investment in and loans to equity method investee	98,704	2,588,624
Intangibles, net of accumulated amortization	8,547,487	4,973,669
Goodwill	5,970,244	3,910,089
Deferred income taxes	1,653,000	1,349,000
Other assets	138,712	135,988

Total assets	$54,847,605	$50,268,159

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,392,725	$1,857,953
Accrued expenses	1,406,722	1,324,652
Notes payable – current portion	4,189,605	899,603
Other current liabilities	664,325	963,127
Total current liabilities	9,653,377	5,045,335

Notes payable, less current portion	2,094,246	3,466,358
Other liabilities	1,401,799	131,410
Total liabilities	13,149,422	8,643,103

Shareholders’ equity:
Common stock, $.01 par value; 30,000,000 shares authorized; 10,726,653 and 10,634,893 shares issued, respectively; 10,225,995 and 10,134,235 shares outstanding, respectively	107,267	106,349
Paid in capital	(4,746,466)	(4,916,791)
Retained earnings	47,337,396	47,435,512
Total shareholders’ equity before treasury stock	42,698,197	42,625,070

Less: Treasury stock, 500,658 shares, at cost	(1,000,014)	(1,000,014)
Total shareholders’ equity	41,698,183	41,625,056

Total liabilities and shareholders’ equity	$54,847,605	$50,268,159